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                                                                     EXHIBIT 4.4

                     NOTE AMENDMENT AND CONVERSION AGREEMENT

         AGREEMENT, made this 21st day of April, 1997, by and between Sterling Vision, Inc., a New York corporation having an office at 1500 Hempstead Turnpike, East Meadow, New York 11554 ("SVI"), and BEC Group, Inc., a Delaware corporation having an office at 555 Theodore Fremd Avenue, Suite B-302, Rye, New York 10580 ("BEC").

                              W I T N E S S E T H:

         WHEREAS, on August 26, 1994, SVI executed and delivered to Pembridge Optical Partners, Inc. ("Pembridge") its Non-Negotiable Promissory Notes in the original principal amounts of $1,050,000 (which note has been adjusted in accordance with the terms of the parties' agreements) and $200,000, respectively (collectively, the "Notes"); and

         WHEREAS, on May 3, 1996, Pembridge assigned and transferred to BEC all of its right, title and interest in and to each of said Notes; and

         WHEREAS, the parties desire to set forth certain amendments to the Notes and the terms and conditions pursuant to which the Notes shall be converted into registered shares of SVI's Common Stock, par value $.01 per share (the "Common Stock").

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

         1. Each of the Notes is hereby amended to provide that all principal due and outstanding be payable to BEC on the earlier of (a) September 27, 1997, the maturity date thereof (the "Maturity Date"), or (b) the Offering Date, as defined in (and, in that case, in the manner provided in) Section 2, below. All interest accruing under the Notes shall be paid in accordance with the terms of the Notes; provided, that in the event the Notes are converted and paid in shares of Common Stock pursuant to Section 2, below, all accrued interest shall be paid by SVI in cash immediately prior to such Offering Date.

         2. Notwithstanding anything contained in the Notes to the contrary, in the event SVI, at any time hereafter, registers shares of its Common Stock under the Securities Act of 1933, as amended, (the "Act") for sale or resale (including, without limitation, any registration of any Common Stock for sale by SVI for its own account or for sale or resale by any third party shareholders thereof), then the Notes shall be converted into shares of Common Stock, as follows:

                  (a) SVI shall pay to BEC, within two (2) business days after the effective date (the "Offering Date") of SVI's registration statement seeking registration of such shares of its Common Stock (the "Registration Statement") the principal amount of the Notes in shares of Common Stock. All shares of

Common Stock to be issued hereunder shall be fully registered under the Act pursuant to such Registration Statement and shall be freely tradeable by BEC without restriction. All such shares shall be issued by SVI to BEC as of a date which is not more than five (5) business days after the Offering Date; and a certificate or certificates evidencing such shares shall be delivered to BEC within such period;

                  (b) The number of shares of Common Stock to be issued and delivered to BEC hereunder (collectively, the "Shares") shall be in an amount equal to the quotient obtained by dividing the amount of principal due thereon as of the date of the issuance and delivery of the Shares by the average of the closing bid price (as quoted on the Nasdaq National Market System; hereinafter "Nasdaq" or such other national securities exchange as the Common

                                  Exhibit 4.4 -1

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Stock may then be listed on) of SVI's Common Stock during the five (5) trading days immediately preceding the Offering Date; provided, however, that no fractional shares shall be issued to BEC, and SVI shall simultaneously therewith pay BEC, in cash, the value of any fractional Shares. Notwithstanding anything contained in this Agreement to the contrary, in the event that in the period immediately preceding such Offering Date, SVI's Common Stock is not traded on a national securities exchange or on the Nasdaq National Market System, then the Notes (and all accrued and unpaid interest thereon) shall not be converted into Shares and shall be paid, in cash, according to their terms and conditions;

                  (c) All Shares issued to BEC hereunder shall be, and SVI hereby represents and warrants that all such Shares shall be, duly and validly authorized and issued, shall be fully paid and non-assessable, and shall be free and clear of any and all liens, encumbrances or other claims of third parties in connection with such issuance;

                  (d) SVI hereby agrees to use its best, good faith efforts to list all such Shares for trading on a national securities exchange or on the Nasdaq National Market System; and SVI shall take all reasonable and required actions necessary to maintain such listing for a period of not less than twelve
(12) months following the Offering Date (or such longer period as may be required pursuant to Subsection 3(b), below); and,

                  (e) So long as the Notes shall remain outstanding, SVI shall, at all times, reserve and keep available, free from preemptive rights, out of its authorized capital stock, for the purpose of issuance upon exchange of the Notes as contemplated hereby, the full number of Shares then issuable upon exchange of the Notes.

         3. (a) Notwithstanding anything to the contrary contained in Section 2 or elsewhere in this Agreement, in the event BEC shall, within the sixty (60) day period immediately following the issuance and delivery of the Shares to it, sell all or a portion of said Shares, in the open market, for less than the price upon which the number of Shares was calculated (pursuant to Subsection 2(b) hereof, hereinafter the "Closing Price"), then SVI shall, within five (5) business days after its receipt of notice and reasonable substation thereof, pay to BEC the difference between the Closing Price and the selling price of such Shares (net of usual and customary brokerage commissions), multiplied by the number of Shares so sold by BEC. If SVI fails to pay such amount within five (5) business days after its receipt of such written demand therefor, interest shall accrue on the unpaid amount thereof at the lower of: (i) the prime rate plus two
(2) percentage points; or (ii) the highest rate permitted under applicable law. Notwithstanding the foregoing sentence, but subject to the provisions of Subsection 3(b) below, any failure by SVI to pay BEC in accordance with the first sentence of this Subsection 3(a) shall constitute a material breach of this Agreement. Except as otherwise set forth in Subsection 3(b) below, SVI hereby expressly waives any and all defenses or objections to any payment required to be made to BEC in accordance with the terms of this Subsection 3(a) including, without limitation, any defense based on failure to mitigate, offset or similar grounds.

                  (b) Notwithstanding anything to the contrary contained in Subsection 3(a) above, if, at any time prior to the expiration of said sixty
(60) day period, the closing bid price of SVI's Common Stock (as quoted on Nasdaq or other national securities exchange, as the case may be) shall, for a period of at least five (5) consecutive trading days, equal or exceed the Closing Price, the foregoing provisions of Subsection 3(a) above shall thereafter be null, void and of no further force and effect; provided, however, that if and to the extent that BEC shall deliver to SVI reasonable evidence that it had attempted unsuccessfully to sell any of the Shares at the then market price on the open market, during such five (5) day period: (i) the sixty (60) day period set forth in Subsection 3(a) shall be extended for up to an additional sixty (60) days, but only with respect to such Shares as BEC unsuccessfully had attempted to sell during the said five (5) day period; and
(ii) during the remainder of the original sixty (60) day period and any extension thereof the provisions of this Subsection 3(b) shall again apply to such Shares as BEC unsuccessfully had attempted to sell.

         4. Simultaneously upon SVI's issuance and delivery of the Shares to BEC, BEC shall return each of the Notes to SVI, marked "cancelled."

         5. (a) In connection with SVI's filing with the Securities and Exchange Commission (the "Commission") of the Registration Statement as contemplated hereinabove, BEC agrees to timely and reasonably cooperate with SVI in connection with the preparation and filing thereof, as well as in the preparation of any disclosure statement prepared by SVI for delivery to, approval by and/or execution by BEC (the "Disclosure Statement"), and to

                                  Exhibit 4.4 -2

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promptly furnish to SVI any information concerning BEC (and its subsidiaries and affiliates, and each of their respective shareholders, officers and directors) which SVI and/or counsel to BEC reasonably determines to be required or otherwise appropriate to be disclosed therein.

                  (b) With respect to the foregoing, BEC hereby represents, warrants and agrees that no such information furnished in writing to SVI by BEC will contain any untrue statement of a material fact or omit to state a fact required to be stated therein or necessary to make the statements contained therein not misleading. BEC further agrees that, from time to time prior to the filing of any such Registration Statement and/or Disclosure Statement it will, together with its counsel, promptly review the Registration Statement and/or Disclosure Statement and suggest appropriate additions, deletions or revisions thereto so as to ensure that the information relating to BEC (and its subsidiaries and affiliates, and each of their respective officers, directors and shareholders) presented therein remains true, accurate and complete, in all material respects, as of the date of review. SVI hereby agrees not to revise, amend or otherwise change any such written information furnished by BEC for inclusion in such Registration Statement or Disclosure Statement, in any material respect, without prior consultation with BEC. BEC shall have no responsibility to SVI hereunder for: (i) any written information that is furnished by it pursuant to this Subsection 5(b) or Subsection 5(a) unless such information is included in the Registration Statement or Disclosure Statement as submitted by BEC or as modified with the written consent of BEC; or (ii) any such information unless all additions, deletions or revisions suggested by BEC with respect thereto are incorporated in the Registration Statement or Disclosure Statement, as the case may be, in their entirety. In addition, from time to time after the filing of any said Registration Statement and/or Disclosure Statement, BEC shall promptly advise SVI, in writing, of any changes in any such information (previously furnished to SVI hereunder) and/or any additional information concerning BEC (and/or its subsidiaries and/or affiliates, and each of their respective officers, directors and shareholders) that may be required to ensure that the information contained in such Registration Statement and/or Disclosure Statement is then true and correct in all material respects and does not omit to state a fact required to be stated therein or necessary to make the statements contained therein not misleading.

         6. In connection with the registration of SVI's Common Stock as contemplated hereinabove, SVI shall take the following actions as expeditiously as is reasonably possible:

                  (a) prepare and file with the Commission the Registration Statement (as contemplated hereby) and, after filing, use its best efforts to cause such Registration Statement to become effective (provided, that before filing any such Registration Statement (and or any preliminary prospectus and/or prospectus constituting a part thereof) or any amendments or supplements thereto, SVI will furnish to counsel selected by BEC copies of all such documents proposed to be filed, which documents will be subject to the timely review of such counsel);

                  (b) prepare and file with the Commission such amendments and supplements to such Registration Statement and the preliminary prospectus and/or prospectus constituting a part thereof as may be necessary to keep such Registration Statement effective for not less than twelve (12) months, and comply with the provisions of the Act with respect to the disposition of all of the Shares covered by such Registration Statement during such effective period in accordance with the intended methods of disposition by BEC, all as set forth in such Registration Statement;

                  (c) upon request, furnish to BEC such number of copies of such Registration Statement, each amendment and supplement thereto, the prospectus included in such Registration Statement (including each preliminary prospectus)

and such other documents as BEC reasonably requests in order to facilitate the disposition of the Shares;

                  (d) use its best reasonable, good faith efforts to register or qualify the Shares under such other securities or blue sky laws of such jurisdictions as BEC reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable BEC to consummate the disposition of the Shares in such jurisdictions; provided, that SVI will not be required: (i) to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection (d); (ii) to subject itself to taxation in any such jurisdiction; or
(iii) to consent to general service of process in any such jurisdiction;

                  (e) notify BEC of the happening of any event as a result of which the prospectus included in such Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements contained therein not misleading, and, at the request of BEC, SVI will promptly prepare (and, when

                                 Exhibit 4.4 -3

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completed, give notice to BEC) a supplement or amendment to such prospectus so that, as thereafter delivered to any initial purchasers of all or a portion of the Shares, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading; and,

                  (f) provide a transfer agent and registrar for the Shares not later than the effective date of such Registration Statement.

         7. BEC agrees that, upon receipt of any notice from SVI of the happening of any event of the kind described in Subsection 6(e) hereof, BEC will forthwith discontinue disposition of the Shares pursuant to the Registration Statement until BEC's receipt of copies of the supplemented or amended prospectus contemplated by Subsection 6(e) hereof, and, if so directed by SVI, BEC will deliver to SVI (at SVI's expense) all copies, other than permanent file copies then in BEC's possession, of the prospectus (current at the time of BEC's receipt of any such notice) covering such Shares. In the event SVI shall give any such notice, SVI shall extend the period(s): (i) during which the Registration Statement shall be maintained effective pursuant to this Agreement; and (ii) the periods set forth in Subsection 3(a) or Subsection 3(b) if such notice is given during said periods, in either case by the number of days elapsed during the period from and including the date of the giving of such notice pursuant to Subsection 6(e) hereof to and including the date when BEC shall have received copies of the supplemented or amended prospectus contemplated by Subsection 6(e) hereof.

         8. (a) SVI shall indemnify BEC, its employees, officers, directors and shareholders, against any and all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) contained in the Registration Statement, the Disclosure Statement, and/or any prospectus or preliminary prospectus, and/or any amendment thereof or supplement thereto, or any omission (or alleged omission) to state therein any material fact required to be stated therein or necessary to make any fact stated therein (in case of a prospectus or preliminary prospectus, in light of the circumstances under which they were made) not misleading, or any violation by SVI of any rule or registration under the Act or other applicable securities law applicable to SVI and relating to such Registration Statement, Disclosure Statement or prospectus; and SVI shall reimburse BEC, its employees, officers, directors and shareholders for all reasonable out-of-pocket legal or other expenses incurred (by BEC or any of its employees, officers, directors or shareholders) in connection with defending or investigating any such claim, loss, damage, liability or action; provided, that SVI shall not be liable in any such case to the extent that any such claim, loss, damage, liability or action arises out of, or is based on, any untrue statement or omission based upon information supplied (or failed to be supplied) by BEC to SVI for disclosure and/or inclusion in the Registration Statement and/or Disclosure Statement, pursuant to Subsection 5(a) or Subsection 5(b) above, and where SVI has fully complied with the terms and conditions of such Subsection 5(b).

                  (b) BEC shall indemnify SVI, its employees, officers, directors and shareholders, against any and all claims, losses, damages and liabilities (or actions in respect thereof) arising out of, or based on, any untrue statement (or alleged untrue statement) contained in the Registration Statement, the Disclosure Statement and/or any prospectus (or preliminary prospectus) and/or any amendment thereof or supplement thereto, or any omission (or alleged omission) to state therein any material fact required to be stated therein or necessary to make any fact stated therein (in case of a prospectus or preliminary prospectus, in light of the circumstances under which they were made) not misleading; and BEC shall reimburse SVI, its employees, officers, directors and shareholders, for its (their) reasonable out-of-pocket legal or other expenses incurred in connection with defending or investigating any such claim, loss, damage, liability or action; provided, that BEC shall be liable in any such case solely to the extent that any such claim, loss, damage, liability or action arises out of, or is based on, any untrue statement or omission contained in information supplied (or failed to be supplied) by BEC to SVI for disclosure and/or inclusion in the Registration Statement and/or Disclosure Statement pursuant to Subsection 5(a) or Subsection 5(b) above, and provided that SVI has fully complied with the terms and conditions of said Subsection 5(b).

         9. Miscellaneous:

                  (a) No Inconsistent Agreements. SVI will not, at any time after the date hereof, enter into any agreement or contract (whether written or oral) with respect to any of its securities which will prevent SVI from complying, in any respect, with the rights granted by SVI to BEC hereunder.

                                 Exhibit 4.4 -4

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                  (b) Amendments and Waivers. The provisions of this Agreement, including the provisions of this Subsection (b), may not be amended, modified or supplemented, and any waiver or consent to, or any departure from, any of the provisions of this Agreement may not be given and shall not become or be effective unless evidenced by a writing executed by the party to be bound thereby.

                  (c) Term. The agreements of the parties as contained in this Agreement shall continue in full force and effect until the Notes have been paid in full or have been converted in accordance with the terms and conditions of this Agreement; and, in the event of any such conversion, the remaining terms and conditions of this Agreement shall remain in full force and effect for a period of three (3) years following such conversion.

                  (d) Notices. All notices provided for or permitted hereunder shall be made in writing by hand delivery, registered or certified first-class mail or air courier guaranteeing overnight delivery:

                             (i)      if to BEC, at:

                                      BEC Group, Inc.
                                      555 Theodore Fremd Avenue
                                      Suite B-302
                                      Rye, New York 10580

                                      with a copy to:

                                      Peter H. Trembath
                                      BEC Group, Inc.
                                      Vice President, Secretary and
                                        General Counsel
                                      1601 Valley View Lane
                                      Dallas, Texas 75234

                                      and

                             (ii)     if to SVI., at:

                                      Sterling Vision, Inc.
                                      1500 Hempstead Turnpike
                                      East meadow, New York 11554

                                      with a copy to:

                                      Joseph Silver
                                      Executive Vice President
                                      1500 Hempstead Turnpike
                                      East meadow, New York 11554

and thereafter at such other address, notice of which of which is given in accordance with the provisions of this Subsection 8(d).

                       All such notices shall be deemed to have been duly given: when delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; and on the next business day, if timely delivered to an air courier guaranteeing overnight delivery.


                  (e) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto.

                                 Exhibit 4.4 -5

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                  (f) Counterparts. This Agreement may be executed in two or more counterparts and by the parties hereto in separate counterparts, each of which, when so executed, shall be deemed to be an original and all of which, when taken together, shall constitute one and the same instrument.

                  (g) Headings. The headings of this Agreement are for convenience of reference only and shall not constitute a part of this Agreement, nor shall they affect their meaning, construction or effect.

                  (h) Governing Law. The validity, performance, construction and effect of this Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles of conflicts of law.

                  (i) Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision, in every other respect, and of the remaining provisions contained herein, shall not be affected or impaired thereby.

                  (j) Recovery of Litigation Costs. If any legal action is brought for the enforcement of this Agreement or any provision contained herein, or because of any alleged dispute, breach ,default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover all costs incurred in connection therewith, including (without limitation) reasonable attorneys' fees, in addition to any other relief to which it may be entitled.

                  (k) Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                              STERLING VISION, INC.

                                              By: /S/ ROBERT B. GREENBERG
                                                 -------------------------------
                                              Title: President

                                              BEC GROUP, INC.

                                              By:   /S/ MARTIN FRANKLIN
                                                 -------------------------------
                                              Title: Chief Executive Officer

                                 Exhibit 4.4 -6